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                                                                    Exhibit 11.1


          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)


The statement regarding computation of per share earnings (loss) is set forth in
Note 10 of the Notes to the Consolidated Financial Statements of the Company.